Exhibit (a)(1)(J)

NGM Bio Announces Closing of Tender Offer

SAN FRANCISCO, April 05, 2024 (GLOBE NEWSWIRE) – NGM Biopharmaceuticals, Inc. (“NGM Bio”) (Nasdaq: NGM), a biotechnology company focused on discovering and developing transformative therapeutics for patients, today announced that Atlas Neon Parent, Inc. (“Parent”), an affiliate of The Column Group, LP (“TCG”), through its wholly-owned subsidiary Atlas Neon Merger Sub, Inc. (“Merger Sub”), has successfully completed the previously announced cash tender offer to acquire all outstanding shares of NGM Bio not held by affiliates of TCG and certain other stockholders at a price per share of $1.55 in cash (the “Offer Price”).

The tender offer and related withdrawal rights expired at one minute after 11:59 p.m. Eastern Time on April 4, 2024 (the “Expiration Date”). As of the Expiration Date, a total of 22,323,295 shares of NGM Bio common stock were validly tendered, and not validly withdrawn, representing approximately 27% of the outstanding shares of NGM Bio common stock as of the Expiration Date. As of the Expiration Date, the number of shares validly tendered in accordance with the terms of the tender offer and not validly withdrawn satisfied the minimum tender condition, and all other conditions to the tender offer were satisfied or waived. Immediately after the Expiration Date, Merger Sub irrevocably accepted for payment all shares validly tendered and not validly withdrawn and expects to promptly pay for such shares. An additional 39,516,567 shares, owned by affiliates of TCG and certain other stockholders, were contributed to Parent pursuant to rollover agreements in exchange for shares of Parent.

Following the closing of the tender offer, Merger Sub merged with and into NGM Bio and all shares of NGM Bio common stock that had not been validly tendered (other than shares held by stockholders who properly demanded appraisal of such shares or shares held by affiliates of TCG and certain other stockholders who agreed to exchange their shares for shares of Parent) were converted into the right to receive the Offer Price (the “Merger”). As a result of the Merger, NGM Bio became a privately held and wholly-owned subsidiary of Parent. Prior to the opening of trading on The Nasdaq Stock Market LLC (“Nasdaq”) on April 5, 2024, all shares of NGM Bio common stock ceased trading on Nasdaq, and NGM Bio intends promptly to cause such shares to be delisted from Nasdaq and deregistered under the Securities Exchange Act of 1934, as amended.

Advisors

Guggenheim Securities, LLC acted as exclusive financial advisor and Hogan Lovells US LLP acted as legal counsel to the special committee of the board of directors of NGM Bio. Paul, Weiss, Rifkind, Wharton & Garrison LLP acted as legal counsel to Parent.

About NGM Biopharmaceuticals, Inc.

NGM Bio is focused on discovering and developing novel, life-changing medicines for people whose health and lives have been disrupted by disease. NGM Bio’s biology-centric drug discovery approach aims to seamlessly integrate interrogation of complex disease-associated biology and protein engineering expertise to unlock proprietary insights that are leveraged to generate promising product candidates and enable their rapid advancement into proof-of-concept studies. All therapeutic candidates in the NGM Bio pipeline have been generated by its in-house discovery engine, always led by biology and motivated by unmet patient need. Visit us at www.ngmbio.com for more information.

Cautionary Notice Regarding Forward-Looking Statements

Statements contained in this communication regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “intends,” “focused” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Because such statements deal with future events and are based on NGM Bio’s current expectations, they are subject to various risks and uncertainties, and actual results, performance or achievements of NGM Bio could differ materially from those described in or implied by the statements in this communication. These forward-looking statements are subject to risks and uncertainties. Additional risks and uncertainties affecting NGM Bio and its development programs are set forth in the section titled “Risk Factors” in NGM Bio’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 11, 2024, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings and reports that NGM Bio makes from time to time with the SEC. Except as required by law, NGM Bio assumes no obligation to update these forward-looking statements, which speak only as of the date they are made, or to update the reasons if actual results differ materially from those anticipated in the forward-looking statements.

For further information, please contact:

NGM Biopharmaceuticals, Inc.

Investor Contact:

ir@ngmbio.com

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